EXHIBIT 23.4

March 1, 2023

Scandium International Mining Corp.

1390 Ione Pass Trail

Reno, NV 89523

Re:	Scandium International Mining Corp. (the “Company”) Annual Report on Form 10-K

Reference is made to the Annual Report on Form 10-K of the Company for the year ended December 31, 2022 (the “Annual Report”).

I hereby consent to the references to my name, and to the summary of the technical report entitled “Feasibility Study - Nyngan Scandium Project, Bogan Shire, NSW, Australia” dated May 4, 2016, which appear in the Annual Report and the incorporation therein of such references to the Company’s registration statement on Form S-8 (No. 333-224510).

Yours truly,

Dr. Geoffrey Duckworth,

B. Eng (Chem), M.Eng.Sc, PhD, FIChemE, MIEAust, FAusIMM, RPEQ 2702

Senior Consultant – Process to Lycopodium Minerals Pty of Brisbane, Queensland, Australia